Exhibit (10.3)

NALCO COMPANY

SUPPLEMENTAL RETIREMENT INCOME PLAN

(As Amended and Restated Effective as of December 31, 2012)

Table of Contents

Page

ARTICLE I   INTRODUCTION1

1.1.History and Effective Date1

1.2.Purpose1

ARTICLE II   Definitions and Construction2

2.1.Definitions2

2.2.Gender and Number; Headings3

2.3.Compliance with Code Section 409A3

ARTICLE III   Participation3

3.1.Participation3

ARTICLE IV   Benefits4

4.1.Supplemental Retirement Benefits4

4.2.Pre-Retirement Death Benefits 4

4.3.Form of Payment and Payment Date5

4.4.Offset for Amounts Received Under Other Arrangements5

ARTICLE V   Administration6

5.1.Administration6

5.2.Claims Procedure6

5.3.Finality of Determination6

5.4.Expenses6

5.5.Indemnification and Exculpation6

ARTICLE VI   Funding of the Plan7

6.1.Funding7

ARTICLE VII   Merger, Amendment, and Termination7

7.1.Merger, Consolidation, or Acquisition7

7.2.Amendment and Termination7

ARTICLE VIII   Adoption Procedure8

8.1.Adoption Procedure8

8.2.Withdrawal of Participating Employer8

ARTICLE IX   GENERAL PROVISIONS8

9.1.Nonalienation8

9.2.Effect on Other Benefit Plans9

9.3.Employer-Employee Relationship9

9.4.Facility of Payment9

9.5.Binding on Employer, Participants and Their Successors10

9.6.Tax Liability10

9.7.Severability10

9.8.Applicable Law10

9.9.Restriction on Venue and Limitations on Actions10

-i-

ARTICLE I

INTRODUCTION
1.1.History and Effective Date

Nalco Company (known as Ondeo Nalco Company prior to November 5, 2003 and Nalco Chemical Company prior to March 21, 2001) (the “Company”) established the Supplemental Retirement Income Plan For Eligible Employees of Nalco Chemical Company (the “Plan”) effective January 1, 1989, in order to provide supplemental retirement benefits to certain employees of the Company who were entitled to benefits under the Nalco Company Retirement Income Plan (known as the Ondeo Nalco Company Retirement Income Plan prior to January 1, 2004 and the Retirement Income Plan for Eligible Employees of Nalco Chemical Company and Participating Companies prior to March 21, 2001) (the “Retirement Income Plan”).

Nalco Energy Services, L.P. (known as Ondeo Nalco Energy Services, L.P. prior to November 5, 2003 and Nalco/Exxon Energy Chemicals prior to January 1, 2001) established the “Nalco/Exxon Energy Chemicals Supplemental Retirement Income Plan” (the “NEEC Supplemental Plan”) effective January 1, 1995, in order to provide supplemental retirement benefits to certain employees of Nalco/Exxon Energy Chemicals, L.P. who were entitled to benefits under the Nalco/Exxon Energy Chemicals, L.P. Retirement Income Plan (the “NEEC Qualified Plan”). The NEEC Qualified Plan was merged into the Retirement Income Plan effective July 1, 2001.

The Company amended and restated the Plan, effective as of January 1, 2004, to rename the Plan the “Nalco Company Supplemental Retirement Income Plan,” to reflect the merger of the NEEC Supplemental Plan into the Plan and to reflect changes in the design of the Retirement Income Plan since the initial adoption of the Plan.

The Company amended and restated the Plan, effective as of January 1, 2005, to comply with the requirements of new Code Section 409A and to make certain other changes to the Plan.

The Company hereby amends and restates the Plan effective as of December 31, 2012 to incorporate the prior amendments, to reflect the freeze of pension benefits under the Nalco Company Retirement Income Plan, to delete reference to the EBPAC, to define the Plan’s administrator, and to make clarifying changes.

1.2.Purpose

The purpose of the Plan is to provide Eligible Employees with supplemental retirement benefits that are primarily designed to provide benefits that would be payable to such individuals under the Retirement Income Plan if benefits under the Retirement Income Plan were determined without regard to the limitations and restrictions under Code Sections 401(a)(17) and 415(b). That portion of the Plan that restores benefits limited solely by the application of Code Section 415(b) is intended as a separate unfunded plan that meets the requirements of an “excess benefit plan” as described in Section 3(36) of ERISA. The remaining portion of the benefits restored by this Plan is intended as a separate unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA with the intent that it be exempt from the relevant requirements of Title I of ERISA. This Plan is not intended to satisfy the qualification requirements of Code Section 401.

ARTICLE II

Definitions and Construction
2.1.Definitions

Where the following capitalized words and phrases appear in this Plan, they shall have the meaning set forth below, unless the context clearly requires a different meaning:

(a)“Administrator” means the Vice President – Human Resources of Ecolab Inc. or his or her delegate.
(b)“Affiliated Company” means (a) any corporation which together with the Company is a member of a “controlled group” of corporations (as defined in Code Section 414(b)); (b) any organization which together with the Company is under “common control” (as defined in Code Section 414(c)); (c) any organization which together with the Company is an “affiliated service group” (as defined in Code Section 414(m)); and (d) any organization required to be aggregated with the Company pursuant to Code Section 414(o).
(c)“Board of Directors” means the Board of Directors of the Company.
(d)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
(e)“Eligible Employee” means an employee of a Participating Employer who is eligible to participate in the Retirement Income Plan at any relevant date.
(f)“Eligible Surviving Spouse” means the surviving spouse, or Domestic Partner (as such term is defined under the Retirement Income Plan) of a Participant who dies prior to the commencement of the Participant’s benefits under the Retirement Income Plan.
(g)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
(h) “Participant” means an Eligible Employee who becomes a participant in the Plan as provided in Section 3.1.
(i)“Participating Employer” means the Company and each Affiliated Company that has elected to become a Participating Employer under this Plan as provided in Article VIII.

(j)“Plan” means the “Nalco Company Supplemental Retirement Income Plan” as set forth in this document and as the same may be amended from time to time.
(k)“Pre-Retirement Death Benefits” means the death benefits payable to an Eligible Surviving Spouse pursuant to Section 4.2.
(l)“Retirement Date” means the earliest date on which payment of benefits may commence under the Retirement Income Plan for a Participant as a result of his termination of employment with all Participating Employers for any reason other than death.
(m)“Retirement Income Plan” means the “Final Average Pay Nalco Benefit” under the “Ecolab Pension Plan (2013 Revision)” as successor by merger to the Nalco Company Retirement Income Plan, and as the same may be amended and restated thereafter.
(n)“Supplemental Retirement Benefits” means the benefits payable to a Participant under the Plan as a result of his termination of employment from all Participating Employers and Affiliates for any reason other than death.
2.2.Gender and Number; Headings

Except when otherwise indicated by the context, any masculine terminology when used in this Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. Headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

2.3Compliance with Code Section 409A

It is intended that the Plan comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amount accrued by a Participant in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Participant. It is intended that the Plan be administered in a manner that will comply with Code Section 409A. All Plan provisions will be interpreted in a manner consistent with Code Section 409A.

ARTICLE III

Participation
3.1.Participation
(a)Each Eligible Employee shall become a Participant in the Plan as of the first date on which benefits accrued by him under the Retirement Income Plan are limited by reason of the application of Code Section 401(a)(17) or 415(b), or the successors to such Sections. Notwithstanding any other provision of this Plan to the contrary, if the Company, in its sole discretion, determines that participation by any Participant shall cause this Plan to be subject to Part 2, 3 or 4 of Subtitle B of Title I of ERISA, the Company shall have the right, in its sole discretion, (i) to prevent the Participant from accruing any additional benefits under the Plan, and

(ii) to the extent permitted by Code Section 409A, to immediately distribute the Participant’s entire interest in the Plan.
(b)Effective December 31, 2012 participation in the Plan shall be frozen and no Eligible Employee may begin participation in the Plan after December 31, 2012.

ARTICLE IV

Benefits
4.1.Supplemental Retirement Benefits

The Supplemental Retirement Benefits payable to an eligible Participant (expressed as a straight life annuity with 10 years certain commencing on the Participant’s Retirement Date), shall be a monthly amount equal to the excess, if any, of the amount in “a” over the amount in “b” where -

“a” is the monthly amount of the benefit which the Participant would be entitled to receive under the Retirement Income Plan if such benefits (i) were paid in the form of a straight life annuity with a 10 year period certain commencing on the Participant’s Retirement Date (with applicable reductions for early commencement based on such reduction factors as are applied under the Retirement Income Plan), and (ii) were computed without regard to the compensation limitations of Code Section 401(a)(17) and the benefit limitations of Code Section 415(b); and

“b” is the amount of the retirement benefit which such Participant is actually entitled to receive under the Retirement Income Plan.

4.2.Pre-Retirement Death Benefits

If a Participant’s Eligible Surviving Spouse is entitled to payment of a pre-retirement benefit under the Retirement Income Plan, the Eligible Surviving Spouse shall be entitled to Pre-Retirement Death Benefits under this Plan equal to the excess, if any, of the amount in “a” over the amount in “b” where —

“a” is the amount of the death benefit which the Eligible Surviving Spouse would be entitled to receive under the Retirement Income Plan if such benefit were computed without regard to the compensation limitations of Code Section 401(a)(17) and the benefit limitations of Code Section 415(b); and

“b” is the amount of the death benefit which such Eligible Surviving Spouse is actually entitled to receive under the Retirement Income Plan.

4.3.Form of Payment and Payment Date
(a)Form of Payment. Except as otherwise provided in Subsection 4.3(c), Supplemental Retirement Benefits and Pre-Retirement Death Benefits payable under this Plan shall be paid to the Participant, or the Participant’s Eligible Surviving Spouse, as applicable, in the form of a single lump-sum cash payment. The amount of the lump sum payment shall be determined using the actuarial assumptions and factors set forth in the Retirement Income Plan for the determination of lump sum payments as of the date of commencement of benefits hereunder.
(b)Payment Date. Except as otherwise provided in Subsection 4.3(c), Supplemental Retirement Benefits under this Plan shall be payable as soon as administratively practicable, but not later than 90 days, after the date that is six (6) months after the date of a Participant’s separation from service (within the meaning of Code Section 409A) for reasons other than death; provided, however, that if such ninety (90) day period occurs in more than one calendar year, the Participant shall not have the right to designate the calendar year of payment.

Pre-Retirement Death Benefits shall be payable as soon as administratively practicable after the date of a Participant’s death, but not later than ninety (90) days after the date of the Participant’s death.

(c)Special Rule for Pre-2008 Payments. Notwithstanding the preceding provisions of this Section 4.3, Supplemental Retirement Benefits and Pre-Retirement Death benefits payable under this Plan prior to January 1, 2008 (i) shall be paid or commence as of the same date that benefits are paid or commence under the Retirement Income Plan, and (ii) shall be paid in the same form as benefits are paid under the Retirement Income Plan.
(d)Change of Control. A Participant will receive a lump sum distribution of their Supplemental Retirement Benefit at the time of a change of control as provided under the Employee Benefit Protection Trust of Nalco Chemical Company in an amount equal to the present value of the Participant’s Supplemental Retirement Benefit at the time of the change of control consistent with Code Section 409A.
(e)No Acceleration of Payments. Except as may otherwise be provided by regulations or other guidance issued by the Internal Revenue Service under Code Section 409A, no acceleration of benefits is permitted under this Plan.
4.4.Offset for Amounts Received Under Other Arrangements.

Any benefits which a Participant or the Participant’s Eligible Surviving Spouse are entitled to receive under this Plan, shall be offset by the benefit, if any, that such recipient is entitled to receive or has previously received under any other plan, agreement or arrangement with the Company or a Participating Employer that is intended to provide such recipients with benefits that cannot be provided under the Retirement Income Plan because of the limitations set forth in Code Sections 401(a)(17) and 415(b), if, and only if, such other benefits have the same time and form of distribution as the payment under this Plan and only to the extent permitted under Code Section 409A.

ARTICLE V

Administration
5.1.Administration

This Plan shall be administered by the Administrator who is the “administrator” of the Plan (within the meaning of Section 3(16)(A) of ERISA). The Administrator shall administer this Plan in a manner consistent with the administration of the Retirement Income Plan, except that this Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of Code Section 401. The Administrator shall have the same rights and authority granted to it under the Retirement Income Plan, which shall include the full power, discretion and authority to interpret, construe and administer this Plan. The Administrator shall establish and maintain such accounts or records as the Administrator may from time to time consider necessary and may assign some of its duties hereunder to officers or other management employees of the Company.

5.2.Claims Procedure

To the extent an expected benefit under this Plan is subject to ERISA, a Participant or Eligible Surviving Spouse who is denied all or a portion of such benefit for any reason may file a claim with the Administrator. Claims for benefits under this Plan shall be administered in accordance with the claims procedures contained in the Retirement Income Plan.

5.3.Finality of Determination

The determination of the Administrator as to any disputed questions arising under this Plan, including questions of construction and interpretation shall be final, binding, and conclusive upon all persons except as otherwise required by applicable provisions of ERISA.

5.4.Expenses

The expenses of administering this Plan shall be borne by the Participating Employers in the proportions determined by the Administrator.

5.5.Indemnification and Exculpation

The Administrator, its agents, and officers, directors, and employees of the Company or any other Participating Employer shall be indemnified and held harmless by the Participating Employers against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

ARTICLE VI

Funding of the Plan
6.1.Funding

Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made hereunder. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company and its Affiliates. The obligations of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. However, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, Eligible Surviving Spouse or other person, individually or as a employee of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company in respect of its obligations under the Plan (other than as a general creditor of the Company with an unsecured claim against its general assets).

ARTICLE VII

Merger, Amendment, and Termination
7.1.Merger, Consolidation, or Acquisition

In the event of a merger, consolidation, or acquisition where a Participating Employer is not the surviving organization, unless the successor or acquiring organization shall elect to continue and carry on the Plan, this Plan shall terminate with respect to such Participating Employer, and no additional benefits shall accrue for the Participants of such organization. To the extent permitted by Code Section 409A, unpaid benefits shall be paid upon the termination of the Plan.

7.2.Amendment and Termination

The Company by action of its Board of Directors may amend, modify or terminate the Plan at any time and in any manner. Such actions by the Company shall be binding upon all other Participating Employers. In addition, this Plan shall automatically terminate at the time of the termination of the Retirement Income Plan, and any benefit payment obligation under this Plan shall be measured with respect to the benefits which are payable from the Retirement Income Plan irrespective of whether such benefits are actually paid due to an insufficiency of assets to pay such benefits. In the event of a termination of the Plan pursuant to this Section 7.2, no further benefits shall accrue under this Plan, and the Company may, in its discretion, direct early payment of all benefits; provided, however, that (i) no payments, other than payments that would have been payable under the terms of the Plan if termination of the Plan had not occurred, may be made within twelve (12) months of the Plan’s termination date, (ii) all payments must be made within twenty-four (24) months of the Plan’s termination date, (iii) the Company may not adopt a new plan of the type required to be aggregated with the Plan pursuant to Treasury

Regulations Section 1.409A-1(c) within three (3) years of the date the Plan was terminated, and (iv) no other actions are taken by the Company or the Administrator that would cause the payment of benefits to be treated as an impermissible acceleration of benefits under Code Section 409A.

ARTICLE VIII

Adoption Procedure
8.1.Adoption Procedure

With the consent of the Company, any other organization which satisfies the definition of Affiliated Company under the Retirement Income Plan and this Plan and which is eligible by law to do so may adopt this Plan for the benefit of its Eligible Employees who are or who become participants under the Retirement Income Plan, on express condition that the Company assumes no liability as a result of any such adoption of this Plan by any other organization. Such other organization may adopt this Plan by

(a)executing an adoption instrument adopting the Plan, and agreeing to be bound as a Participating Employer by all the terms, provisions, conditions, and limitations of the Plan; and
(b)submitting all information required by the Company with reference to employees in its employment eligible for participation in the Plan.

The adoption instrument shall specify the effective date of such adoption of the Plan and shall become, as to such organization and persons in its employment a part of this Plan. Any such adoption instrument may be in any form as recognized by the Company, including resolutions as may be adopted by the governing body of such Participating Employer. The Participating Employers under the Plan may be listed in an Appendix attached to the end of the Plan document.

8.2.Withdrawal of Participating Employer

Any Participating Employer may withdraw from the Plan by giving 30 days’ notice in writing of its intention to withdraw to the Company, unless a shorter notice shall be agreed to by the Company.

ARTICLE IX

GENERAL PROVISIONS
9.1.Nonalienation

No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind (including pursuant to a qualified domestic relations order), and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Notwithstanding the foregoing provisions of this Section 9.1, if a Participant is indebted to the Company or other Participating Employer, the Administrator may reduce any amount that would otherwise be payable by up to $5,000, but only if, and to the extent, permitted under Code Section 409A.

9.2.Effect on Other Benefit Plans

Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of the Retirement Income Plan or any other retirement plans maintained by a Participating Employer. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.

9.3.Employer-Employee Relationship

The establishment of this Plan shall not be construed as conferring any legal or other rights upon any employee or any person for a continuation of employment, nor shall it interfere with the rights of a Participating Employer to discharge any employee or otherwise act with relation to the employee. A Participating Employer may take any action (including discharge) with respect to any employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant under this Plan.

9.4.Facility of Payment

Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Administrator receives a written notice, in a form and manner acceptable to the Administrator, that such person legally vested with the care of such person’s person or estate has been appointed; provided, however, that if the Administrator shall find that any person to whom a benefit is payable under the Plan is unable to care for such person’s affairs because of incompetency any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid as provided in the Retirement Income Plan, to the extent permitted by Code Section 409A. Any such payment so made shall be a complete discharge of liability therefor under the Plan.

9.5.Binding on Employer, Participants and Their Successors

This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants, their heirs, executors, administrators and legal representatives. The provisions of this Plan shall be applicable with respect to each Participating Employer separately, and amounts payable hereunder shall be paid by the Participating Employer of the particular Participant. In the event any Participant becomes entitled to a benefit under the Retirement Income Plan based on service with more than one Participating Employer, the benefit obligations under this Plan shall be apportioned among such Participating Employers as determined by the Administrator.

9.6.Tax Liability

A Participating Employer may withhold from any payment of benefits hereunder any taxes that the Participating Employer reasonably determines is required to be withheld and to cover any taxes for which the Participating Employer may be liable and which may be assessed with regard to such payment.

9.7.Severability

In the event any provision of this Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in this Plan.

9.8.Applicable Law

This Plan shall be governed and construed in accordance with the laws of the State of Illinois.

9.9.Restriction on Venue and Limitations on Actions

Any Participant or Eligible Surviving Spouse can bring an action in connection with the Plan only after exhausting the claims procedures contained in the Retirement Income Plan and only in Federal District Court in Chicago, Illinois. The Participant or Eligible Surviving Spouse must bring the cause of action within two years from the date of the Administrator’s final determination which is being challenged.

* * * * * * * * * *

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly appointed officer this 21st day of December, 2012, to be effective as of December 31, 2012.

NALCO COMPANY
/s/ Daniel J. Schmechel
Daniel J. Schmechel Chief Financial Officer